Exhibit (10)(h)
Officer Severance Agreement
Tier II

Officer Severance Agreement
     THIS OFFICER SEVERANCE AGREEMENT (“Agreement”) is made, entered into, and is effective as of                                         , 2004 (hereinafter referred to as the “Effective Date”), by and between                                         , a Michigan corporation, (hereinafter referred to as the “Employer”) and                                          (hereinafter referred to as the “Officer”).
     WHEREAS, the Board of Directors of CMS Energy Corporation has approved entering into severance agreements with certain key officers as being necessary and advisable for the success of CMS Energy Corporation;
     WHEREAS, the Officer is currently employed at                                         , by the Employer in a key management position as
                                        ;
     WHEREAS, the Board of Directors of CMS Energy Corporation wants to provide the Officer with a measure of financial security in the event of certain terminations of employment; and
     WHEREAS, both the Employer and the Officer are desirous that any proposal involving Change in Control as defined in this Agreement will be considered by the Officer objectively and with reference only to the business interests of CMS Energy Corporation and its shareholders.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intended to be legally bound, agree as follows:
Article 1. Establishment, Term, and Purpose
     This Agreement will commence on the Effective Date and shall continue in effect for two (2) full years through March ___, 2006. However, at the end of such two (2) year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Committee delivers written notice six (6) months prior to the end of such term, or extended term, to the Officer, stating that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress. However, in the event of a Change in Control (as defined in Section 2.7 herein) of CMS Energy Corporation, the term of this Agreement shall automatically be extended for two (2) years from the date of the Change in Control if the current term of the Agreement has less than two (2) full years remaining until its expiration. If the term of this agreement is not extended, the Employer is not obligated to pay any severance benefits under Section 3.2 for a Change in Control that happens after the expiration of the term and is not obligated to pay any severance benefits under Section 3.3 with respect to any other termination that happens after the expiration of the term.

Article 2. Definitions
     Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.
2.1	“Affiliate” shall have the meaning set forth in Rule 12B-2 promulgated under Section 12 of the Exchange Act.

2.2	“Base Salary” means the greater of the Officer’s full annual rate of salary, whether or not any portion thereof is paid on a deferred basis, at: (i) the Effective Date of Termination, or (ii) at the date of the Change in Control. It does not include any incentive compensation in any form, bonuses of any type or any other form of monetary or nonmonetary compensation other than salary.

2.3	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.4	“Beneficiary” means the persons or entities designated or deemed designated by the Officer pursuant to Section 9.5 herein.

2.5	“Board” means the Board of Directors of CMS Energy Corporation.

2.6	“Cause” shall be determined solely by the Committee in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:
(a)	The willful and continued failure by the Officer to substantially perform his or her duties of employment (other than any such failure resulting from the Officer’s Disability), after a written demand for substantial performance is delivered to the Officer that specifically identifies the manner in which the Committee believes that the Officer has not substantially performed his or her duties, and the Officer has failed to remedy the situation within a reasonable period of time specified by the Committee which shall not be less than 30 days; or

(b)	The Officer’s arrest for committing an act of fraud, embezzlement, theft, or other act constituting a felony involving moral turpitude; or

(c)	The willful engaging by the Officer in misconduct materially and demonstrably injurious to CMS Energy Corporation or its Affiliates, monetarily or otherwise.
However, for purposes of clauses (a) and (c), no act or failure to act on the Officer’s part shall be considered “willful” unless done, or omitted to be done, by the Officer not in good faith and without reasonable belief that his or her action or omission was in the best interest of CMS Energy Corporation or its Affiliates.
2.7	“Change in Control” means a change in control of CMS Energy Corporation, and shall be deemed to have occurred upon the first to occur of any of the following events:
(a)	Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of CMS Energy Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from CMS Energy Corporation or its Affiliates) representing twenty-five percent (25%) or more of the combined voting power of CMS Energy Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(b)	The following individuals cease for any reason to constitute a majority of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of CMS Energy Corporation) whose appointment or election by the Board or nomination for election by CMS Energy Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)	The consummation of a merger or consolidation of CMS Energy Corporation or any direct or indirect subsidiary of CMS Energy Corporation with any other corporation or other entity, other than: (i) any such merger or consolidation which involves either CMS Energy Corporation or any such subsidiary and would result in the voting securities of CMS Energy Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of CMS Energy Corporation or its Affiliates, at least sixty percent (60%) of the combined voting power of the voting securities of CMS Energy Corporation or the surviving entity or any parent thereof outstanding immediately after such merger or consolidation and immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of CMS Energy Corporation, the entity surviving such merger or consolidation or, if CMS Energy Corporation or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or (ii) a merger or consolidation effected to implement a recapitalization of CMS Energy Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of CMS Energy Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from CMS Energy Corporation or its Affiliates) representing twenty-five percent (25%) or more of the combined voting power of CMS Energy Corporation’s then outstanding securities; or

(d)	Either (1) the stockholders of CMS Energy Corporation approve a plan of complete liquidation or dissolution of CMS Energy Corporation, or (2) there is consummated an agreement for the sale, transfer or disposition by CMS Energy Corporation of all or substantially all of CMS Energy Corporation’s assets (or any transaction having a similar effect). For purposes of clause (d)(2), (i) the sale, transfer or disposition of a majority of the shares of common stock of Consumers Energy Company shall constitute a sale, transfer or disposition of substantially all of the assets of CMS Energy Corporation and (ii) the sale, transfer or disposition of subsidiaries or affiliates of CMS Energy Corporation, singly or in combinations, or their assets, only qualifies as a Change in Control if it satisfies the substantiality test contained in that clause and the Board of CMS Energy Corporation’s determination in that regard is final. In addition, for purposes of clause (d)(2), the sale, transfer or disposition of assets has to be in a transaction or series of transactions closing within six months after the closing of the first transaction in the series, other than with an entity in which at least 60% of the combined voting power of the voting securities is owned by stockholders of CMS Energy Corporation in substantially the same proportions as their ownership of CMS Energy Corporation immediately prior to such transaction or transactions and immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold, transferred or disposed or, if such entity is a subsidiary, the ultimate parent thereof.
Notwithstanding the foregoing clauses (a), (c) and (d), a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions closing within six months after the closing of the first transaction in the series immediately following which the record holders of the common stock of CMS Energy Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of CMS Energy Corporation immediately following such transaction or series of transactions.
2.8	“Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

2.9	“Committee” means the Organization and Compensation Committee of the Board of CMS Energy Corporation or any other committee appointed by the Board of CMS Energy Corporation to perform the functions of the Organization and Compensation

Committee.

2.10	“Disability” means for all purposes of this Agreement, the incapacity of the Officer, due to injury, illness, disease, or bodily or mental infirmity, which causes the Officer not to engage in the performance of a substantial or material portion of the Officer’s usual duties of employment associated with such Officer’s position. Such Disability shall be determined based on competent medical advice.

2.11	“Effective Date” means the date of this Agreement as specified in the opening sentence of this Agreement.

2.12	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided under Section 2.17 hereunder, which triggers the payment of Severance Benefits hereunder.

2.13	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.14	“Good Reason” exists only on the date of a Change in Control or during the twenty-four (24) months which follow a Change in Control and shall mean, without the Officer’s express written consent, the occurrence of any one or more of the following:
(a)	The assignment to the Officer of duties materially inconsistent with the Officer’s position (including status, offices, titles, and reporting requirements), authority, or responsibilities as in effect on the Effective, or any action by the Employer which results in a diminution of the Officer’s position, authority, duties, or responsibilities as constituted as of the Effective Date (excluding an isolated, insubstantial, and inadvertent action which is remedied by the Employer promptly after receipt of notice thereof given by the Officer); or

(b)	Reducing the Officer’s Base Salary; or

(c)	Reducing the Officer’s targeted annual incentive opportunity; or

(d)	Failing to maintain the Officer’s participation in a long-term incentive plan in a manner that is consistent with the Officer’s position, authority, or responsibilities; or

(e)	Failing to maintain the Officer’s amount of benefits under or relative level of participation in employee benefit or retirement plans, policies, practices, or arrangements of a material nature available to employees of CMS Energy Corporation and its Affiliates and in which the Officer participates as of the Effective Date; or

(f)	A material breach of this Agreement by the Employer which is not remedied by the Employer within ten (10) business days of receipt of written notice of such breach delivered by the Officer to the Committee; or

(g)	Any successor company fails or refuses to assume the obligations owed to Officer under this Agreement in their entirety, as required by Section 8.1 hereunder; or

(h)	The Officer is required to be based at a location in excess of thirty-five (35) miles from the location of the Officer’s principal job location or office immediately prior to a Change in Control except for required travel on the Employer’s or CMS Energy Corporation’s business to an extent substantially consistent with the Officer’s prior business travel obligations; or

(i)	The Officer ceases being an officer of a company (other than by reason of death, Disability or Cause) whose common stock is publicly owned if immediately prior to the Change in Control the Officer was an officer of a company whose common stock was publicly owned.
For purposes of applying clauses (a) through (i) of this Agreement, the Officer’s Retirement shall not constitute a waiver of the Officer’s rights with respect to any circumstance constituting Good Reason, and the Officer’s continued employment shall not constitute a waiver of the Officer’s rights with respect to any circumstance constituting Good Reason or constitute Officer’s consent to the circumstances constituting Good Reason unless Officer has provided express written consent to the circumstance that would otherwise constitute Good Reason under this Agreement. Finally, for purposes of implementing this Agreement, any claim by Officer that Good Reason exists shall be presumed to be correct unless the Committee determines by clear and convincing evidence that Good Reason does not exist, which evidence shall be presented by the person disputing the claim that Good Reason exists.
2.15	“Notice of Termination” shall be provided for a Qualifying Termination and shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer’s employment under the provision so indicated. The notice shall provide a specific date on which a Qualifying Termination has occurred and is effective for purposes of this Agreement.

2.16	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as provided in Section 13(d).

2.17	“Qualifying Termination” means:
(a)	An involuntary termination of the Officer’s employment by the Employer on the date of a Change in Control or during the twenty-four (24) months which follow a Change in Control for reasons other than death, Disability, Retirement, or Cause pursuant to a Notice of Termination delivered to the Officer by the Employer; or

(b)	A voluntary termination by the Officer for Good Reason on the date of a Change in Control or during the twenty-four (24) months which follow a Change in Control pursuant to a Notice of Termination delivered to the Employer by the Officer.

(c)	A termination (not involving death, Disability, Retirement or Cause), which takes place before the date of a Change in Control or after the first twenty-four (24) months immediately following a Change in Control, pursuant to a Notice of Termination delivered to Officer or pursuant to a request that Officer submit a resignation as an officer. A termination for failure of the Officer to comply in material respects with CMS Energy’s Code of Conduct and Statement of Ethics Handbook (June 2003 edition) or other corporate policies, as the handbook and those documents may be amended from time to time, does not satisfy the definition of a Qualifying Termination under this clause (c).
2.18	“Release Date” occurs after the delivery of the Notice of Termination required by Section 2.15 and means the date on which the release contained in Exhibit A to this Agreement is first provided to Officer for signature.

2.19	“Retirement” shall have the meanings ascribed under the terms of the pension plan applicable to Officer and entitled “Pension Plan for Employees of Consumers Energy Company,” dated September 1, 2000, as amended, other than under Section 7 thereof, or under the successor or replacement of such pension plan if it is then no longer in effect.

2.20	“SERP” shall mean the retirement plan applicable to Officer and entitled “Supplemental Executive Retirement Plan for Employees of CMS Energy/Consumers Energy Company,” dated May 1, 1998, as amended, or under the successor or replacement of such retirement plan if it is then no longer in effect.

2.21	“Severance Benefits” means the payment of Change-in-Control Severance Benefits or General Severance Benefits as provided in Article 3 herein.
Article 3. Severance Benefits
3.1	Right to Severance Benefits.
(a)	Change-in-Control Severance Benefits. The Officer shall be entitled to receive from the Employer Change-in-Control Severance Benefits, as described in Section 3.2 herein, if a Qualifying Termination of the Officer’s employment satisfying the definitions contained in Section 2.17(a) or (b) has occurred on the date of a Change in Control of CMS Energy Corporation or within twenty-four (24) months immediately following a Change in Control of CMS Energy Corporation. Further, Officer’s Retirement under the pension plan and SERP shall not constitute a waiver of the Officer’s rights with respect to receipt of Change-in-Control Severance Benefits. Nor shall benefits received for Retirement under the pension plan and SERP (or any replacement or successor plans thereto) be used as an offset to the level of Change-in-Control Severance Benefits owed to Officer.

(b)	General Severance Benefits. The Officer shall be entitled to receive from the Employer General Severance Benefits, as described in Section 3.3 herein, if the Officer’s employment is terminated for reasons satisfying the definition contained in Section 2.17(c) and such termination has occurred either before a Change of Control of CMS Energy Corporation or during the period that begins after the expiration of twenty-four (24) months immediately following a Change in Control of CMS Energy Corporation. Further, Officer’s Retirement under the pension plan and SERP shall not constitute a waiver of the Officer’s rights with respect to receipt of General Severance Benefits. Nor shall benefits received for Retirement under the pension plan and SERP (or any replacement or successor plans thereto) be used as an offset to the level of General Severance Benefits owed to Officer.

(c)	No Severance Benefits. Other than in a situation involving a Retirement, the Officer shall not be entitled to receive Severance Benefits if the Officer’s employment with the Employer ends for reasons other than a Qualifying Termination.

(d)	General Release. As a condition precedent to receiving Severance Benefits under Section 3.3 herein, the Officer shall be obligated to execute and deliver to the Employer on a timely basis duplicate originals of a general release of claims in the form included as Exhibit A hereto.

(e)	Waiver and Release. The Officer’s act of accepting payment of Severance Benefits payable under Section 3.2 of this Agreement shall constitute and is deemed an express waiver, release and discharge by Officer of any and all claims for damages or other remedies, regardless of when they arose or when they are discovered, against CMS Energy Corporation and its Affiliates arising out of or in any way connected with Officer’s employment relationship with them or the termination of such employment relationship except for claims and rights of Officer preserved under Section 3.2 of this Agreement and applicable rights to indemnification.

(f)	No Duplication of Severance Benefits. If the Officer becomes entitled to Change-in-Control Severance Benefits, the benefits provided for under Section

3.2 hereunder shall be in lieu of all other benefits provided to the Officer under the provisions of this Agreement including, but not limited to, the benefits under Section 3.3. Likewise, if the Officer becomes entitled to General Severance Benefits, the benefits provided under Section 3.3 hereunder shall be in lieu of all other benefits provided to the Officer under the provisions of this Agreement including, but not limited to, the benefits under Section 3.2. If the Officer receives either Change-in-Control Severance Benefits under Section 3.2 or General Severance Benefits under Section 3.3, any other severance benefits received by employees not covered by this Agreement to which the Officer is entitled will be subtracted from the Severance Benefits paid pursuant to this Agreement.
3.2	Description of Change-in-Control Severance Benefits. In the event the Officer becomes entitled to receive Change-in-Control Severance Benefits, as provided in Section 3.1(a) herein, the Employer shall provide the Officer with the following:
(a)	A lump-sum amount paid within fifteen (15) calendar days following delivery to the Employer or delivery to the Officer, as applicable, of a Notice of Termination, equal to the sum of the Officer’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and unreimbursed allowances owed to the Officer through and including the Effective Date of Termination.

(b)	A lump-sum amount, paid within fifteen (15) calendar days following delivery to the Employer or delivery to the Officer, as applicable, of a Notice of Termination, equal to one and one half (1.5) times the sum of the following: (A) the Officer’s Base Salary and (B) the greater of the Officer’s: (i) annual target bonus opportunity in the year in which the Qualifying Termination occurs or (ii) the actual annual bonus payment paid or due to be paid the Officer in respect of the year prior to the year in which the Qualifying Termination occurs.

(c)	A lump-sum amount, paid within fifteen (15) calendar days following delivery to the Employer or delivery to the Officer, as applicable, of a Notice of Termination, equal to the Officer’s then current target bonus opportunity established under the bonus plan in which the Officer is then participating, for the plan year in which the Qualifying Termination occurs, adjusted on a pro rata basis for the number of days that have elapsed to the Effective Date of Termination during the bonus plan year in which the Qualifying Termination occurs.

(d)	A lump-sum amount, paid within fifteen (15) calendar days following delivery to the Employer or delivery to the Officer, as applicable, of a Notice of Termination, equal to one half (0.5) times the sum of the following: (A) the Officer’s Base Salary and (B) the greater of the Officer’s: (i) annual target bonus opportunity in the year in which the Qualifying Termination occurs or (ii) the actual annual bonus payment paid or due to be paid the Officer in respect of the year prior to the year in which the Qualifying Termination occurs. Such amount shall be consideration for the Officer entering into the noncompete agreement as described in Section 5(a).

(e)	Equivalent payment to Officer in a lump sum amount within forty-five (45) calendar days following delivery of the Notice of Termination for continued medical coverage for a period of twenty four (24) months. Such equivalent payment shall be computed based on the same coverage level as in effect for Officer under the general health care plan available to all employees on the Effective Date of Termination by providing a lump sum payment of the Employer’s portion of the monthly COBRA premium in effect on the Effective Date of Termination times twenty-four (24). Nothing herein amends or provides Officer any rights to health care coverage other than as provided in the applicable group health care plan. If the Officer has waived coverage under the applicable group health care plan, no equivalent payment shall be made under this Agreement.

(f)	Immediate extension (as allowable by Section 6.10 of Article VI of the plan entitled “CMS Energy Corporation Performance Incentive Stock Plan,” dated December 3, 1999, as amended) by one year after the Effective Date of Termination of the period for Officer to exercise any outstanding stock options or stock appreciation rights granted by the Committee to Officer pursuant to said Article VI. Otherwise, the terms of said plan shall govern and be applied.

(g)	Immediate vesting and distribution to Officer (as allowable by the second sentence of Section 7.2(h) of Article VII of the plan entitled “CMS Energy Corporation Performance Incentive Stock Plan,” dated December 3, 1999, as amended) within forty-five (45) days after delivery of the Notice of Termination of all outstanding shares of restricted stock previously awarded to Officer pursuant to said Article VII. For any award of restricted stock to which there are future performance goals attached, the number of shares distributed to Officer shall assume that the goals have been achieved in full and the award fully earned based on target performance without deductions or additions to the number of shares then held by Officer. For any award of restricted stock that is tenure based, the number of shares distributed to Officer shall assume that all requirements with respect to tenure are satisfied by Officer. Otherwise, the terms of said plan shall govern and be applied.

(h)	For an Officer included in SERP, the Officer’s retirement benefits under the SERP will become fully vested as of the Effective Date of Termination and shall not be subject to further vesting requirements or to any forfeiture provisions. In addition, said Officer shall be provided the following: (i) an additional twenty-four (24) months of Preference Service (as defined in SERP) for purposes of the SERP in accordance with Section III (1) of SERP, subject, however, to the total of Preference Service plus Accredited Service being limited to a maximum of thirty-five (35) years under SERP; (ii) only the amounts paid to Officer pursuant to clauses (a), (b), (c) and (d) of this Section 3.2 shall be considered a “severance payment under an employment agreement” for purposes of computing Final Officer Pay under SERP; and (iii) for an Officer that receives Change-in-Control Severance Benefits under this Agreement within twenty four (24) months prior to attaining the age of 55, Officer shall receive 65% of Officer’s Accrued Supplemental Officer Retirement Income under SERP if Officer elects to retire at age 55 notwithstanding the fact that the Effective Date of Termination for Officer pursuant to this Agreement is before he or she attains the age of 55. If it should occur that Officer retires under SERP after the age of 55, clause (iii) of the preceding sentence and the provisions of the last complete paragraph of Section V(3) of SERP shall not be operative. The enhanced SERP benefits under this Section 3.2(h) shall be in lieu of any Change-in-Control enhancements provided for in the SERP.

(i)	For purposes of (1) Retirement, (2) SERP and (3) benefits not expressly discussed in clauses (a) through (h) of this Section 3.2, but which are available to the general employee population or available only to officers and implemented with contracts with third parties, the benefit plan descriptions covering all employees and the retirement plan and SERP plan descriptions and contracts with third parties covering officers in place at the time of the Effective Date of Termination control Officer’s treatment under those plans and contracts. For any other benefits only available to officers, if those benefits are not expressly discussed in clauses (a) through (h) of this Section 3.2, those benefits are terminated for Officer as of the Effective Date of Termination.
3.3	Description of General Severance Benefits. In the event the Officer becomes entitled to receive General Severance Benefits as provided in Section 3.1(b) herein, the Employer shall provide the Officer with the following:
(a)	A lump-sum amount paid within fifteen (15) calendar days following delivery to the Officer of a Notice of Termination with respect to a Qualifying Termination as described in Section 2.17 (c) of this Agreement, equal to the sum of the Officer’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and unreimbursed allowances owed to the Officer through and including the Effective Date of Termination.

(b)	An amount, paid following the Release Date on an installment basis over a period of twelve (12) months on a twice a month schedule in accordance with the normal payroll procedures of the Employer, equal to one (1) times the sum of: (A) the Officer’s Base Salary and (B) the greater of the Officer’s: (i) annual target bonus opportunity in the year in which the Qualifying Termination occurs or (ii) the actual annual bonus payment paid or due to be paid the Officer in respect of the year prior to the year in which the Qualifying Termination occurs. The first of the twenty-four (24) installment payments called for by this section shall be made within forty-five (45) days following the Release Date.

(c)	A lump-sum amount, paid within forty-five (45) calendar days following the Release Date, equal to the Officer’s then current target bonus opportunity established under the bonus plan in which the Officer is then participating, for the plan year in which the Qualifying Termination occurs, adjusted on a pro rata basis for the number of days that have elapsed to the Effective Date of Termination during the bonus plan year in which the Qualifying Termination occurs.

(d)	Equivalent payment to Officer in a lump-sum amount within forty-five (45) days following the Release Date for continued medical coverage for a period of twelve (12) months. Such equivalent payment shall be computed based on the same coverage level as in effect for Officer under the general health care plan available to all employees on the Effective Date of Termination by providing a lump-sum payment of the Employer’s portion of the monthly COBRA premium in effect on the Effective Date of Termination times twelve (12). Nothing herein amends or provides Officer any rights to health care coverage other than as provided in the applicable group health care plan. If the Officer has waived coverage under the applicable group health care plan, no equivalent payment shall be made under this Agreement.

(e)	Outstanding stock options and stock appreciation rights previously granted by the Committee to Officer pursuant to Article VI of the plan entitled “CMS Energy Corporation Performance Incentive Stock Plan,” dated December 3, 1999, as amended, shall be treated as a “termination of employment” in accordance with Section 6.10 of Article VI, provided however that Employee will not be eligible to seek or receive from the Committee any extensions of the period for their exercise. For outstanding shares of restricted stock held by Officer, they shall be forfeited to CMS Energy Corporation in accordance with the provisions of the first sentence of Section 7.2(h) of Article VII of said plan.) For purposes of (1) Retirement, (2) SERP and (3) benefits not expressly discussed in clauses (a) through (d) of this Section 3.3, but which are available to the general employee population or available only to officers and implemented with contracts with third parties, the benefit plan descriptions covering all employees and the retirement plan and SERP plan descriptions and contracts with third parties covering officers in place at the time of the Effective Date of Termination control Officer’s treatment under those plans and contracts. For any other benefits only available to officers, if those benefits are not expressly discussed in clauses (a) through (d) of this Section 3.3, those benefits are terminated for Officer as of the Effective Date of Termination.
Article 4. Other Terminations

4.1	Termination for Disability. If the Officer’s employment is terminated with the Employer due to Disability, the Officer’s benefits shall be determined in accordance with the Employer’s retirement, insurance, and other applicable plans and programs then in effect.

4.2	Termination for Retirement or Death. If the Officer’s employment with the Employer is terminated by reason of his or her Retirement or death, the Officer’s benefits shall be determined in accordance with the Employer’s retirement and SERP plans, survivor’s benefits, insurance, and other applicable programs then in effect.

4.3	Termination for Cause or by Employer or the Officer for Other Than Good Reason. If the Officer’s employment is terminated either: (a) by the Employer for Cause as defined in Section 2.6 of this Agreement; or (b) voluntarily by the Officer for reasons other than those specified in Section 2.14 herein, or (c) by the Employer for the reasons stated in the last sentence of Section 2.17(c) of this Agreement, the Employer shall pay the Officer the sum of any unpaid Base Salary, accrued vacation, unreimbursed business expenses and unreimbursed allowances owed to the Officer through the effective date of termination. The terms of the benefit plan descriptions, compensation plan descriptions and contracts with third parties covering officers shall control the disposition to Officer and timing of all other amounts to which the Officer may be entitled, and neither the Employer nor CMS Energy Corporation nor any of its Affiliates shall have any further obligations to the Officer thereunder as a result of the existence of this Agreement. No other severance benefits of any type shall be made available to Officer. Notwithstanding the above, if the Officer’s employment terminates pursuant to this Section 4.3, the Officer shall be bound by the provisions contained in Article 5(a), 5(b), 5(c), 5(d), and 5(e) hereof.

4.4	Notice of Termination. Any termination of the Officer’s employment in accordance with Section 4.3 of this Agreement shall be communicated by Notice of Termination delivered to the other party, which shall include a specific date on which the termination has occurred and is effective.
Article 5. Noncompetition and Confidentiality
     In the event the Officer becomes entitled to receive Change-in-Control Severance Benefits as provided in Section 3.2 herein or General Severance Benefits as provided in Section 3.3 herein, the following shall apply:
(a)	Noncompetition. During the term of employment and for a period of twelve (12) months after the Effective Date of Termination, the Officer shall not: (i) directly or indirectly act in concert or conspire with any person employed by CMS Energy Corporation or any of its Affiliates in order to engage in or prepare to engage in or to have a financial or other interest in any business which is a Direct Competitor (as defined below); or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business which is a Direct Competitor (provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Officer may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Exchange Act.

For purposes of this Agreement, the term “Direct Competitor” shall mean any person or entity engaged in the business of selling electric power or natural gas at retail within the State of Michigan.

The Committee also reserves the right to designate, prior to the termination date specified in a Notice of Termination, any Person that it believes, in good faith, is a significant competitive threat to CMS Energy Corporation or its Affiliates.

(b)	Confidentiality. The Employer has advised the Officer and the Officer acknowledges that it is the policy of CMS Energy Corporation and its Affiliates to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to CMS Energy Corporation and its Affiliates. The Officer shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (other than as may be required in the regular course of the Officer’s employment), nor use in any manner, either during the term of employment or after termination, for any reason, any Protected Information, or cause any such information of CMS Energy Corporation and its Affiliates to enter the public domain.

For purposes of this Agreement, “Protected Information” means trade secrets, confidential and proprietary business information of CMS Energy Corporation and its Affiliates and any other information of CMS Energy Corporation and its Affiliates, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by CMS Energy Corporation and its Affiliates and their agents or employees, including the Officer; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by CMS Energy Corporation or its Affiliates or lawfully obtained from third parties who are not bound by a confidentiality agreement with CMS Energy Corporation or its Affiliates, is not Protected Information. Notwithstanding the foregoing, nothing in this subsection is to be construed as prohibiting Officer from freely providing information to a state or federal agency, legislative body or one of its committees or a court with jurisdiction when Officer is requested or required to do so by such entity.

(c)	Nonsolicitation. During the term of employment and for a period of twelve (12) months after the Effective Date of Termination, the Officer shall not: (i) employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of CMS Energy Corporation or its Affiliates; or (ii) solicit suppliers or customers of CMS Energy Corporation or its Affiliates or induce any such person to terminate their relationship with them.

(d)	Cooperation. Officer agrees to fully and unconditionally cooperate with CMS Energy Corporation and its Affiliates and their attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Officer’s employment or activities on behalf of CMS Energy Corporation and its Affiliates.

(e)	Nondisparagement. At all times, the Officer agrees not to disparage CMS Energy Corporation or its Affiliates or otherwise make comments harmful to their reputations. While receiving any payments pursuant to this Agreement, Officer further agrees not to testify or act in any capacity as a paid or unpaid expert witness, advisor or consultant on behalf of any person, individual, partnership, firm, corporation or any other person or entity that has or may have any claim, demand, action, suit, cause of action, or judgment against CMS Energy Corporation or its Affiliates, or from agreeing to do so after the payments under this Agreement have ceased. Further, CMS Energy Corporation and its Affiliates agree not to disparage Officer or otherwise make comments harmful to Officer’s reputation. Notwithstanding the foregoing, nothing in this Section prohibits Officer or representatives of CMS Energy Corporation or its Affiliates from testifying truthfully under oath in any judicial, administrative or legislative proceedings or in any arbitration, mediation or other similar proceedings.
Article 6. Excise Tax Equalization Payment
6.1	Excise Tax Equalization Payment. In the event that the Officer becomes entitled to Severance Benefits or any other payment or benefit under this Agreement, or under any other agreement, plan or arrangement for which Officer is eligible with (1) the Employer, (2) any Person whose actions result in a Change in Control, or (3) CMS Energy Corporation or any of its Affiliates (all of such payments and benefits collectively referred to as the “Total Payments”), and if all or any part of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Sections 280G and 4999 of the Code (or any similar tax that may hereafter be imposed), the Employer shall pay to the Officer in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Officer after deduction of any Excise Tax upon the

Total Payments and any federal, state, and local income tax, penalties, interest, and Excise Tax upon the Gross-Up Payment provided for by this Section 6.1 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Employer to the Officer within forty-five (45) calendar days following the Effective Date of Termination.

For purposes of determining the amount of the Gross-Up Payment, the Officer shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Officer’s residence on the Effective Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

6.2	Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation under Section 6.1 herein so that the Officer did not receive the greatest net benefit, the Employer shall reimburse the Officer for the full amount necessary to make the Officer whole, plus interest on the reimbursed amount at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Officer shall repay the Employer within thirty (30) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Officer) to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Officer’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code.
Article 7. Dispute Resolution and Notice
7.1	Dispute Resolution. Any dispute or controversy between the parties arising under or in connection with this Agreement shall be settled by final and binding arbitration after first being submitted in writing to the Committee for attempted resolution. If that does not result in mutually agreeable resolution, the arbitration proceeding shall be conducted before a single arbitrator selected by the parties to be conducted in Jackson, Michigan. The arbitration will be conducted in accordance with the rules of the American Arbitration Association then in effect and be finished within ninety (90) days after the selection of the arbitrator. The arbitrator shall not have authority to fashion a remedy that includes consequential, exemplary or punitive damages of any type whatsoever, and the arbitrator is hereby prohibited from awarding injunctive relief of any kind, whether mandatory or prohibitory. Judgment may be entered on the award of the arbitrators in any court having competent jurisdiction. The parties shall share equally the cost of the arbitrator and of conducting the arbitration proceeding, but each party shall bear the cost of its own legal counsel and experts and other out-of-pocket expenditures.

7.2	Notice. Any notices, requests, demands, or other communications provided for by this Agreement shall be in writing and sent by registered or certified mail to the Officer at the last address he or she has filed in writing with the Employer or, in the case of the Employer, at One Energy Plaza, Jackson, Michigan 49201, Attention: Corporate Secretary. Notices, requests, demands or other communications may also be delivered by messenger, courier service or other electronic means and are sufficient if actually received by the party for whom it is intended.
Article 8. Successors and Assignment
8.1	Successors. Any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to the business of CMS Energy Corporation or purchaser of all or substantially all of the assets of CMS Energy Corporation shall be required to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place. Failure to obtain such assumption and agreement prior to the effectiveness of any such succession or asset sale shall entitle the Officer to the Change-in-Control Severance Benefits specified in Section 3.2 of this Agreement. The effective date of the succession or the sale shall be deemed the date of delivery to Officer of the Notice of Termination for purposes of administering Section 3.2. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law.

8.2	Assignment by the Officer. This Agreement shall inure to the benefit of and be enforceable by the Officer’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Officer dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Officer’s Beneficiary. If the Officer has not named a Beneficiary, then such amounts shall be paid to the Officer’s devisee, legatee, or other designee, or if there is no such designee, to the Officer’s estate.
Article 9. Miscellaneous
9.1	Employment Status. The employment of the Officer by the Employer is “at will” and may be terminated by either the Officer or the Employer at any time, subject to applicable law. Further, Officer has no right to be an officer of CMS Energy Corporation or any of its Affiliates and serves as an officer entirely at the discretion of the Board.

9.2	Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. Without limiting the generality of the foregoing sentence, this Agreement completely supersedes, cancels, voids and renders of no further force and effect any and all employment agreements, change in control agreements, and other similar agreements, communications, representations, promises, covenants and arrangements, whether oral or written, between the Employer and Officer and between the Officer and CMS Energy Corporation or any of its Affiliates that may have taken place or been executed prior to the Effective Date of this Agreement and which may address the subject matters contained herein.

9.3	Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

9.4	Tax Withholding. The Employer may withhold from any benefits payable under this Agreement any authorized deductions and all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

9.5	Beneficiaries. The Officer may designate one (1) or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing on a form provided by the Employer. The Officer may make or change such designation at any time.

9.6	Payment Obligation Absolute. Except as provided in the last sentence of this paragraph, the Employer’s and CMS Energy Corporation’s obligations to make the payments and provide the benefits to Officer specified herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Employer, CMS Energy Corporation or any of its Affiliates may have against the Officer or anyone else. All amounts payable by the Employer hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Employer shall be final, but subject to the provisions of the next sentence. If the Officer should seek to bypass arbitration and litigate about this Agreement or the subject matters addressed herein in a state or federal court, Officer agrees (i) at least 10 days prior to filing in court to tender back to the Employer all cash consideration paid to Officer under this Agreement prior thereto and (ii) any payments due Officer under this Agreement after said tender shall be suspended until said litigation is finally resolved.

The Officer shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Employer’s obligations to make the payments and arrangements required to be made under this Agreement.

9.7	Contractual Rights to Benefits. Subject to approval and ratification by the Committee, this Agreement establishes and vests in the Officer a contractual right to the benefits to which he or she is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Employer to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

9.8	Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

9.9	Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be regarded by the parties as original signatures.

9.10	Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of laws principles.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of this          day of                                         , 2004.

OFFICER:

By:		Signature:

	Its:		Printed Name:

Addendum to the Officer Severance Agreement.
Whereas the Board of Directors of CMS Energy Corporation approved entering into severance agreements with certain key employees; and
Whereas                                          and the Officer have entered into an Officer Severance Agreement (the “Agreement”) dated                     , 2004 pursuant to that authority; and
Whereas the Agreement requires that any modification or alteration may only be made by mutual agreement of the parties in a written instrument executed by the parties or their legal representatives; and
Whereas the parties mutually agree to modify the Agreement to comply with Internal Revenue Code Section 409A (“Code Section 409A”) under the short term deferral rules.
Now Therefore the parties agree to modify the Officer Severance Agreement to comply with the requirements of Section 409A to qualify as a short term deferral by making the following changes to the Agreement:
I.	Section 2.14 “Good Reason” is modified as follows:
“Good Reason” exists only on the date of a Change in Control or during the twenty-four (24) months which follow a Change in Control and shall mean, without the Officer’s express written consent, the occurrence of any one or more of the following:
(a)	The assignment to the Officer of duties materially inconsistent with the Officer’s position (including status, offices, titles, and reporting requirements), authority, or responsibilities as in effect on the Effective Date, or any action by the Employer which results in a material diminution of the Officer’s position, authority, duties, or responsibilities as constituted as of the Effective Date (excluding an isolated, insubstantial, and inadvertent action which is remedied by the Employer promptly after receipt of notice thereof given by the Officer); or

(b)	Materially reducing the Officer’s Base Salary; or

(c)	Materially reducing the Officer’s targeted annual incentive opportunity; or

(d)	A material failure to maintain the Officer’s participation in a long-term incentive plan in a manner that is consistent with the Officer’s position, authority, or responsibilities; or

(e)	A material failure to maintain the Officer’s amount of benefits under, or relative level of participation in, employee benefit or retirement plans, policies, practices, or arrangements of a material nature available to employees of CMS Energy Corporation and its Affiliates and in which the Officer participates as of the date of a Change in Control, provided however that any such change must result in a material negative change to the employee in the employment relationship; or

(f)	A material breach of this Agreement by the Employer which is not remedied by the Employer after receipt of written notice of such breach delivered by the Officer to the Committee; or

(g)	Any successor company fails or refuses to assume the obligations owed to Officer under this Agreement in their entirety, as required by Section 8.1 hereunder; or

(h)	The Officer is required to be based at a location in excess of thirty-five (35) miles from the location of the Officer’s principal job location or office immediately prior to a Change in Control except for required travel on the Employer’s or CMS Energy Corporation’s business to an extent substantially consistent with the Officer’s prior business travel obligations.
For purposes of applying clauses (a) through (hi) of this Agreement, the Officer’s Retirement shall not constitute a waiver of the Officer’s rights with respect to any circumstance constituting Good Reason, and the Officer’s continued employment shall not constitute a waiver of the Officer’s rights with respect to any circumstance constituting Good Reason or constitute Officer’s consent to the circumstances constituting Good Reason unless Officer has provided express written consent to the circumstance that would otherwise constitute Good Reason under this Agreement. Notwithstanding the above, the Officer must provide notice to the Employer of the existence of Good Reason not more than 90 days after the initial existence of the circumstance that constitutes Good Reason as set forth above and provide a period of 30 days for the Employer to remedy the circumstance giving rise to Good Reason and thus not have to pay the Change in control severance benefits as provided for under Section 3.2. All provisions and interpretations relating to good Reason are to be applied consistent with Section 409A and the applicable Treasury regulations at Section 1.409A-1(n)(2) or its successor.
II.	Section 2.15 “Notice of Termination” shall be amended to add the following sentences at the end:

Notwithstanding the above, the date of the Qualifying Termination will be the date the Officer experiences a separation from service from the Employer, as that term is defined under Section 409A and any applicable regulations. Such Notice of Termination when provided by the Officer for Good Reason as set forth in Section 2.14 (after the expiration of the 90 day notice and 30 day cure period described in Section 2.14) shall be consistent with the requirements of Section 409A and applicable requirements. For all other Qualifying Terminations, the Notice shall be provided not more than 10 days after the date of the separation from service with the Employer as that term is defined under Section 409A and any applicable regulations.

III.	Section 2.18 “Release Date” shall add the following sentence at the end:

In no event will a Release Date be a date that is more than 15 days following a separation from service as that term is defined under IRC Section 409A and any applicable regulations.

IV.	Section 3.1(d) General Release is modified to require a general release be submitted with in 45 days as follows:
(d)	General Release. As a condition precedent to receiving Severance Benefits under Section 3.3 herein, the Officer shall be obligated to execute and deliver to the Employer on a timely basis, but not more than 45 days after the Release Date, duplicate originals of a general release of claims in the form included as Exhibit A hereto.
V.	Section 3.2(c) is modified to add the following sentence at the end:

To the extent, if any, the Officer has elected to defer any bonus under the applicable bonus plan, any payments due under this provisions corresponding to the amount of the deferral shall be paid in accordance with the payment terms elected by the Officer under the plan wherein the bonus is deferred.

VI.	Section 3.3(b) is modified to add the following sentence at the end:

Notwithstanding anything in the foregoing to the contrary, the final installment will be paid no later than March 10 of the year following the year in which the Qualifying Termination occurs, and such final installment will include the value of all remaining installments under this provision.

VII.	Section 3.3(c) is modified to add the following sentence at the end:

To the extent, if any, the Officer has elected to defer any bonus under the applicable bonus plan, any payments due under this provisions corresponding to the amount of the deferral shall be paid in accordance with the payment terms elected by the Officer under the plan wherein the bonus is deferred.

VIII.	Section 6.1 shall be modified to change the final sentence of the first paragraph to read as follows:

Such payment shall be made by the Employer to the Officer by the end of the taxable year of the Officer next following the taxable year in which the Officer remits the related taxes.

IX.	Section 6.2 shall be modified to add the following as the second sentence:

Any such reimbursement shall be paid to the Officer by the end of the taxable year of the Officer next following the taxable year in which the Officer remits the related taxes.

X.	The final sentence of the first paragraph of Section 9.6 Payment Obligation Absolute shall be amended to read as follows:

If the Officer should seek to bypass arbitration and litigate about this Agreement or the subject matters addressed herein in a state or federal court, subject to the requirements of Section 409A, to the extent applicable, Officer agrees (i) at least 10 days prior to filing in court to tender back to the Employer all cash consideration paid to Officer under this Agreement prior thereto and (ii) any payments due Officer under this Agreement after said tender shall be suspended until said litigation is finally resolved.

Accepted by ______________________________:	Accepted by Officer:

Date: _____________________	Date: _____________________

Officer Severance Agreement

EXHIBIT A TO OFFICER
SEVERANCE AGREEMENT,

GENERAL RELEASE AGREEMENT
This General Release Agreement (“Agreement”), made as of the ___ day of                     , 20___, pursuant to Michigan law, among (the “Officer”), an individual, and CONSUMERS ENERGY COMPANY, a Michigan corporation (the “Employer”) is a general release of claims against Employer, CMS Energy Corporation and all oftheir subsidiaries and affiliates (collectively the “CMS Companies”).
WHEREAS, Officer is eligible for the receipt of General Severance Benefits under an Officer Severance Agreement, dated as of March ___, 2004 between Officer and Employer, provided that Officer first executes and delivers to Employer a prescribed form of general release attached as Exhibit A to said Officer Severance Agreement;
WHEREAS, terms used in this Agreement that are also used and defined in the aforementioned Officer Severance Agreement shall have the same definition in this Agreement if not separately and differently defined herein, such terms being recognizable by initial caps; and
WHEREAS, this General Release Agreement satisfies the condition for receipt of Severance Benefits under Section 3.3 ofthe Officer Severance Agreement:
NOW THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, the Officer and Employer agree as follows:
1. CESSATION OF EMPLOYMENT
Officer agrees that his or her employment as an employee and officer from all CMS Companies was fully and completely terminated effective as of                     , 20___, the date specified as the date of Qualifying Termination in the Notice of Termination required by the aforementioned Officer Severance Agreement. Further, Officer waives any right to object to such termination.
2. MONETARY AND OTHER CONSIDERATION
In consideration for the releases and the other covenants in this Agreement, Officer agrees and reaffirms that the only monetary and other consideration to which he or she is entitled due to the termination of employment is that provided to Officer pursuant to the aforementioned Officer Severance Agreement. The parties hereto agree that ninety-five percent of the General Severance

Benefits received by Officer pursuant to the aforementioned Officer Severance Agreement shall be consideration for the General Release and Discharge by Officer (see Section 4), and five percent of the total amount shall be consideration for the Release of Age Discrimination Claims by Employee (see Section 5).
3. RETURN OF COMPANY PROPERTY
By signing this Agreement, Officer represents and warrants that he or she has returned to Employer all of its property and all the property of any of the CMS Companies which Officer had in his or her possession.
4. GENERAL RELEASE AND DISCHARGE BY OFFICER
In consideration of the payments and commitments made by Employer to the Officer (described in Section 2 above), the Officer on his or her own behalf, and his or her descendants, ancestors, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Employer, CMS Energy Corporation, and all of their subsidiaries and affiliates, past and present, and each of them as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, jUdgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which the Officer now owns or holds or has at any time heretofore owned or held as against said Releasees, arising out of or in any way connected with the Officer’s employment relationship with Employer or the Releasees, or the Officer’s termination of employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any ofthem, committed or omitted prior to the date of this Agreement, including but not limited to, claims based on any express or implied contract of employment which may have been alleged to exist between Employer, the Releasees and the Officer, Title VII of the Civil Rights Act of 1964,42 U.S.C. §2000e, et seq, as amended, the Civil Rights Act of 1991, P. L. 102-1 66, the Elliott-Larsen Civil Rights Act, MCLA §37.2101, et seq, the Rehabilitation Act of 1973, 29 U.S.C. §701, et seq, as amended, the Americans with Disabilities Act of 1990,42 U.S.C. §12206, et seq, as amended, or the Persons with Disabilities Civil Rights Act, MCLA §37.1101, et seq, as amended, or any other federal, state or local law, rule, regulation or ordinance, and claims for severance pay, sick leave, holiday pay, and any other fringe benefit provided to Officer by Employer or Releasees except for those rights preserved by Section 3.3(e) ofthe aforementioned Officer Severance Agreement. Nothing in this Agreement is intended to, nor do the Officer and Employer, waive the right to enforce the aforementioned Officer Severance Agreement.
5. RELEASE OF AGE DISCRIMINATION CLAIMS BY OFFICER
In consideration for the consideration described in Section 3 above, Employer and the Officer further agree that this Agreement releases and discharges Employer and the Releasees from each, every and all liability to the Officer for any damage to person or property whatsoever, whether now known or unknown, apparent or not yet discovered, foreseen or unforeseen, developed or undeveloped, resulting or to result from claims of age discrimination occurring prior to the date of this Agreement under the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. §62l, et seq, as amended by the Older Workers Benefit Protection Act of 1990. The Officer specifically acknowledges for purposes of this provision that: (1) the Officer has been advised by Employer to consult with an attorney prior to signing this release under the Age Discrimination in Employment Act, as amended; (2) the Officer has been given 21 days to consider the release; and (3) the Officer may revoke this Agreement within 7 days of signing this Agreement. In the event of such a revocation, the Officer will repay to Employer all funds already received under the aforementioned Officer Severance Agreement and waive his or her rights to receive any additional funds under that agreement. Such a revocation, to be effective, must be in writing and either (i) postmarked within 7 days of execution of this Agreement and addressed to the attention of John F. Drake, CMS Energy Corporation, at One Energy Plaza, Jackson, Michigan 49201, or (ii) hand delivered to John F. Drake within 7 days of execution of this Agreement. Officer understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing. IF OFFICER SIGNS TillS AGREEMENT PRIOR TO THE END OF THE 21 DAY PERIOD, OFFICER CERTIFIES THAT THE OFFICER KNOWINGLY AND VOLUNTARILY DECIDED TO SIGN THE AGREEMENT AFTER CONSIDERING IT LESS THAN 21 DAYS AND HIS OR HER DECISION TO DO SO WAS NOT INDUCED BY EMPLOYER THROUGH FRAUD, MISREPRESENTATION OR A THREAT TO WITHDRAW OR ALTER THE OFFER THE SEVERANCE BENEFITS PAYABLE UNDER THE AFOREMENTIONED OFFICER SEVERANCE AGREEMENT PRIOR TO THE EXPIRATION OF THE 21 DAY TIME PERIOD. The release provided for in this Section 5 shall not be effective or enforceable until after the revocation period has passed.
6. GOVERNING LAW AND SEVERABILITY OF INVALID PROVISIONS
This Agreement will be governed by and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law principles. Further, if any provision of this Agreement is held invalid, the invalidity shall not affect other provisions or applications of the Agreement, which can be given effect without the invalid provisions or applications, and to this end the provisions ofthis Agreement are declared to be severable.
7. FULL UNDERSTANDING AND VOLUNTARY ACCEPTANCE
In entering this Agreement, Employer and the Officer represent that they have had the opportunity to consult with attorneys of their own choice, that Employer and the Officer have read the terms of this Agreement and that those terms are fully understood and voluntarily accepted by them. The parties further represent that this Agreement contains the entire Agreement between the parties and that neither party has made any promise, inducement or agreement not herein expressed.
8. ARBITRATION

The parties agree that any disputes between them relating to the formation, breach, interpretation and application of this Agreement and not settled by the parties shall be submitted to final and binding arbitration in accordance with the provisions of Article 7 of the aforementioned Officer Severance Agreement after first being submitted to the Committee for attempted resolution.
9. MODIFICATION
This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.
10. COUNTERPARTS
This Agreement may be executed in one (1) or more counterparts, each ofwhich shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be regarded by the parties as original signatures.
Signed as of this ___ day of                    , 20___.

Officer:

CONSUMERSENERGYCOMYANY
By: